File No. 070-09477

              As filed with the Securities and Exchange Commission
                               on August 11, 1999

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        FORM U-1 APPLICATION-DECLARATION
                        --------------------------------

                                 AMENDMENT NO. 3
                                       TO
                                   APPLICATION
                                      UNDER
                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                 ----------------------------------------------

     Dominion Resources, Inc.                 Consolidated Natural Gas
     120 Tredegar Street                        Company
     Richmond, VA 23219                       CNG Tower, 625 Liberty Avenue
                                              Pittsburgh, PA 15222

                   (Name of company filing this statement and
                     address of principal executive offices)
                 ----------------------------------------------

     None                                     Consolidated Natural Gas
                                                Company

                     (Name of top registered holding company
                      parent of each applicant or declarant)
                     ---------------------------------------

     James F. Stutts                          Stephen E.  Williams
     Vice President and                       Senior Vice President and
       General Counsel                          General Counsel
     Dominion Resources, Inc.                 Consolidated Natural Gas
     120 Tredegar Street                        Company
     Richmond, VA 23219                       CNG Tower, 625 Liberty Avenue
                                              Pittsburgh, PA 15222

                     (Name and address of agent for service)
                     ---------------------------------------

                 The Commission is also requested to send copies
            of any communications in connection with this matter to:

                                              Gary W. Wolf, Esq.
                                              Kevin J. Burke, Esq.
                                              Cahill Gordon & Reindel
                                              80 Pine Street
                                              New York, NY  10005

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

                                   APPLICATION
                                      UNDER
                             SECTIONS 9(a)(2) and 10
                                       OF
                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                                 FOR APPROVAL OF
                    ACQUISITION OF REGISTERED HOLDING COMPANY
                                       AND
                                 RELATED MATTERS

     Dominion Resources, Inc. and Consolidated Natural Gas Company hereby amend and restate Item 6. Exhibits and Financial Statements to their Application in File No. 070-09477 as follows:

Item 6.  Exhibits and Financial Statements

     A.  Exhibits

         A-1 Articles of Incorporation of DRI as in effect on April 16, 1999. (Filed as Exhibit 3(i) to DRI's Form 10-Q for the quarter ended March 31, 1999, File No. 1-8489 and incorporated by reference herein)

         A-2 By-Laws of DRI as in effect on April 16, 1999. (Filed as Exhibit 3(ii) to DRI's Form 10-Q for the quarter ended March 31, 1999 and incorporated by reference herein)

         A-3 Restated Certificate of Incorporation of CNG. (Filed as Exhibit A-1 to Form U-1, File No. 70-7811 and incorporated by reference herein)

         A-3.1 Amendment,  dated May 31, 1996, to Exhibit A-1. (Filed as Exhibit
               4(B) to the Registration Statement on Form S-3, File No. 333-10869 and incorporated by reference herein)

         A-4 By-laws of CNG, last amended May 19, 1996. (Filed as Exhibit 3B to Form 2158 for the year ended December 31, 1998, File No. 1-3196 and incorporated by reference herein)

         B-1 Amended and Restated Agreement and Plan of Merger, dated as of May 11, 1999 by and between DRI and CNG. (Included in Exhibit C-1 hereto)

         C-1 Registration Statement on Form S-4 of DRI for the shareholders meeting to be held in connection with the Merger (Filed with the Commission on

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

               May 20, 1999, File No. 333-75669 and incorporated by reference herein)

         C-2 Joint Proxy Statement/Prospectus of DRI and CNG for the special meeting of shareholders to be held in connection with the Merger. (Included in Exhibit C-1)

         D-1.1 Application to the FERC under the FPA. (Filed in paper format in Form SE)

         D-1.2 Order of the FERC. (To be filed by amendment)

         D-2.1 Submission to the Virginia Commission. (Filed in paper format in Form SE)

         D-2.2 Order of the Virginia Commission. (To be filed by amendment)

         D-3.1 Submission to the North Carolina Commission. (Filed in paper format in Form SE)

         D-3.2 Order  of  the  North  Carolina  Commission.   (To  be  filed  by
               amendment)

         D-4.1 Submission to the West Virginia Commission. (Filed in paper format in Form SE)

         D-4.2 Order of the West Virginia Commission. (Filed in paper format in Form SE)

         D-5.1 Submission to the Pennsylvania Commission. (Filed in paper format in Form SE)

         D-5.2 Order of the Pennsylvania Commission. (Filed in paper format in Form SE)

         E-1   Map of service  territory of DRI.  (Filed in paper format in Form
               SE)

         E-2   Map of service  territory of CNG.  (Filed in paper format on Form
               SE)

         E-3 Statistical Analysis of companies in the DRI-CNG region. (To be filed by amendment)

         E-4   DRI Corporate  Organization Chart. (Filed in paper format in Form
               SE)

         E-5   CNG Corporate  Organization Chart. (Filed in paper format in Form
               SE)

         F-1   Opinion of Counsel. (To be filed by amendment)

         F-2   Past tense opinion of counsel. (To be filed by amendment)

         G-1   Opinion of Lehman Brothers, Inc. (Included in Exhibit C-1)

         G-2 Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated. (Included in Exhibit C-1)

         H-1 Annual Report of DRI on Form 10-K for the year ended December 31, 1998. (Filed with the Commission on March 1, 1999, File No. 1-8489 and incorporated by reference herein)

         H-2 Annual Report of CNG on Form 10-K for the year ended December 31, 1998. (Filed with the Commission on March 15, 1999, File No. 1-3196 and incorporated by reference herein)

         H-3 Quarterly Report on Form 10-Q of DRI for the quarter ended March 31, 1999 (filed with the Commission on May 17, 1999, File No. 1-8489 and incorporated by reference herein)

         H-4 Quarterly Report on Form 10-Q of CNG for the quarter ended March 31, 1999 (filed with the Commission on May 14, 1999, File No. 1-3196 and incorporated by reference herein)

         H-5 Form U-3A-2 of DRI for the year ended December 31, 1998 (filed with the Commission on February 26, 1999, File No. 69-278 and incorporated by reference herein)

         I-1   Proposed Form of Notice

         J-1   Lost Economies Study.

     B.  Financial Statements

         FS-1 DRI Unaudited Pro Forma Condensed Consolidated Balance Sheet. (Included in Exhibit C-1)

         FS-2 DRI Unaudited Pro Forma Condensed Consolidated Statement of Income. (Included in Exhibit C-1)

         FS-3 Notes to DRI Unaudited Pro Forma Condensed Consolidated Financial Statements. (Included in Exhibit C-1)

         FS-4 DRI Consolidated Balance Sheet as of December 31, 1998. (Included in Exhibit H-1)

         FS-5 DRI Consolidated Statement of Income for the twelve months ended December 31, 1998. (Included in Exhibit H-1)

         FS-6 CNG Consolidated Balance Sheet as of December 31, 1998. (Included in Exhibit H-2)

         FS-7 CNG Consolidated Statement of Income for the twelve months ended December 31, 1998. (Included in Exhibit H-2)

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

                                    SIGNATURE

     Pursuant to the Public Utility Holding Company Act of 1935, each of the undersigned companies has caused this Application-Declaration to be signed on its behalf by the undersigned thereunto duly authorized.

DOMINION RESOURCES, INC.                      CONSOLIDATED NATURAL GAS COMPANY


By:  /s/ James F. Stutts                      By:  /s/ Stephen E. Williams
    ------------------------------                ------------------------------
  Name:  James F. Stutts                        Name:  Stephen E. Williams
  Title: Vice President and                     Title: Senior Vice President and
           General Counsel                               General Counsel

Date:  August 11, 1999                        Date:  August 11, 1999

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